Exhibit 99
	For Release:	November 24, 2014
	Investor Contact:	Amy Rutledge
Manager – Corporate Communications
218-723-7400
arutledge@allete.com
NEWS

ALLETE Clean Energy finalizes agreement to develop wind power and sell to Montana-Dakota Utilities

Duluth, Minn. - ALLETE Clean Energy, a subsidiary of ALLETE, Inc. (NYSE: ALE), has finalized a major development agreement with Montana-Dakota Utilities, a division of MDU Resources Group (NYSE: MDU).

ALLETE Clean Energy (ACE) acquired the rights to develop a wind farm near Hettinger, N.D., about 100 miles southwest of Bismarck. ACE will develop and construct a 107 Megawatt (MW) wind farm on the site using 43 turbines. The project will then be sold to Montana-Dakota for approximately $200 million. Montana-Dakota will own and operate the project for use by its utility customers. Construction of the project is expected to be completed in December 2015. The purchase is subject to regulatory approvals.

"We are pleased to have been selected to partner with MDU to develop this carbon-free resource to serve its customers," said Eric Norberg, president of ALLETE Clean Energy. "At the same time, we look forward to extending and refining our own competencies in the expanding renewable energy marketplace."

The Hettinger site is located in a premier wind location on Montana-Dakota's transmission system. Frank Morehouse, president and CEO of Montana-Dakota, said "ALLETE Clean Energy has the experience to bring this development to completion. We look forward to working with ACE on this exciting project."

ALLETE utility division Minnesota Power has developed nearly 500 Megawatts of wind generation in North Dakota since 2010. The Bison Energy Center will be the largest wind farm in North Dakota when it is completed near the end of this year.

In addition to developing this new project with Montana-Dakota, ACE operates wind generation facilities in Minnesota, Iowa, and Oregon. ACE also has an option agreement to acquire from AES Corp. the 101MW Armenia Mountain, Penn., wind farm in mid-2015. ALLETE Clean Energy was established in 2011 to acquire or develop capital projects to create energy solutions by way of wind, solar, biomass, hydro, natural gas, shale resources, clean coal technology and other emerging energy innovations.

ALLETE, Inc. is an energy company headquartered in Duluth, Minn. ALLETE's energy businesses include Minnesota Power, Superior Water, Light & Power Co., BNI Coal, and ALLETE Clean Energy. More information about the company is available at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.